Exhibit 99.1

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

White Plains, New York, April 21, 2025 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), generated net income of $10.6 million, or $0.80 per basic share and $0.78 per diluted share, for the three months ended March 31, 2025 compared to net income of $11.4 million, or $0.87 per basic share and $0.86 per diluted share, for the three months ended March 31, 2024.

Kenneth A. Martinek, Chairman of the Board and Chief Executive Officer, stated “We are, once again, pleased to report another quarter of strong earnings due to the excellent performance of our loan portfolio. Despite the challenging economic operating environment thus far in 2025, loan demand is strong with originations and outstanding commitments robust and increasing. As in the past, construction lending in high demand-high absorption areas continues to be our focus.”

Highlights for the three months ended March 31, 2025 are as follows:

•	Performance metrics continue to be strong at March 31, 2025, with a return on average total assets ratio of 2.12%, a return on average shareholders’ equity ratio of 12.98%, and an efficiency ratio of 41.64%.

•	Asset quality metrics continued to remain strong with no non-performing loans at either March 31, 2025 or December 31, 2024, and non-performing assets to total assets of 0.26% and 0.25% at March 31, 2025 and at December 31, 2024, respectively. Our allowance for credit losses related to loans totaled $5.1 million, or 0.30% of total loans at March 31, 2025 compared to $4.9 million, or 0.27% of total loans at December 31, 2024.

•	We increased total stockholders’ equity by $8.9 million, or 2.8%, to $327.2 million, or 16.92% of total assets as of March 31, 2025 from $318.3 million, or 15.84% of total assets as of December 31, 2024.

Balance Sheet Summary

Total assets decreased $76.2 million, or 3.8%, to $1.9 billion at March 31, 2025, from $2.0 billion at December 31, 2024. The decrease in assets was primarily due to decreases in net loans of $87.3 million and decreases of $1.0 million in accrued interest receivable, partially offset by increases in cash and cash equivalents of $11.2 million and increases of $1.3 million in equity securities.

Cash and cash equivalents increased $11.2 million, or 14.3%, to $89.5 million at March 31, 2025 from $78.3 million at December 31, 2024. The increase in cash and cash equivalents was a result of a decrease of $87.3 million in net loans and an increase of $8.9 million in stockholders’ equity, partially offset by a decrease in deposits of $84.4 million.

Equity securities increased $1.3 million, or 5.9%, to $23.3 million at March 31, 2025 from $22.0 million at December 31, 2024. The increase in equity securities was attributable to the purchase of $1.0 million in equity securities during the three months ended March 31, 2025 and market appreciation of $300,000 due to market interest rate volatility during the quarter ended March 31, 2025.

Securities held-to-maturity decreased $129,000, or 0.9%, to $14.5 million at March 31, 2025 from $14.6 million at December 31, 2024 due to $129,000 in maturities and pay-downs of various investment securities.

Loans, net of the allowance for credit losses, decreased $87.3 million, or 4.8%, to $1.7 billion at March 31, 2025 from $1.8 billion at December 31, 2024. The decrease in loans consisted of decreases of $138.9 million in construction loans, $248,000 in non-residential loans, and $36,000 in one-to-four family loans. The decrease in our construction loan portfolio was due to normal pay-downs and principal reductions as construction projects were completed and either condominium units were sold to end buyers or multi-family rental buildings were refinanced by other financial institutions. The decrease in construction loans was offset by increases of $46.4 million in multi-family loans, $4.4 million in commercial and industrial loans, and $1.5 million in consumer loans.

During the quarter ended March 31, 2025, we originated loans totaling $170.1 million consisting primarily of $110.2 million in construction loans, $49.1 million in multi-family loans, $10.1 million in commercial and industrial loans, and $730,000 in mixed-use loans. The $110.2 million in construction loans had 38.4% disbursed at loan closing, with the remaining funds to be disbursed over the terms of the construction loans.

The allowance for credit losses related to loans increased to $5.1 million as of March 31, 2025, from $4.8 million as of December 31, 2024. The increase in the allowance for credit losses related to loans was due to recoveries totaling $352,000 and provision for credit losses totaling $62,000, offset by charge-offs totaling $117,000.

Premises and equipment increased $84,000, or 0.3%, to $24.9 million at March 31, 2025 from $24.8 million at December 31, 2024 primarily due to the purchases of additional fixed assets.

Federal Home Loan Bank stock was $397,000, foreclosed real estate was $5.1 million, and property held for investment was $1.4 million at both March 31, 2025 and December 31, 2024.

Bank owned life insurance (“BOLI”) increased $167,000, or 0.6%, to $25.9 million at March 31, 2025 from $25.7 million at December 31, 2024 due to increases in the BOLI cash value.

Accrued interest receivable decreased $1.0 million, or 7.9%, to $12.4 million at March 31, 2025 from $13.5 million at December 31, 2024 due to a decrease in the loan portfolio.

Right of use assets — operating decreased $145,000, or 3.6%, to $3.9 million at March 31, 2025 from $4.0 million at December 31, 2024, primarily due to amortization.

Other assets decreased $328,000, or 2.8%, to $11.3 million at March 31, 2025 from $11.6 million at December 31, 2024 due to decreases of $1.7 million in tax assets and $10,000 in miscellaneous assets, partially offset by increases of $1.1 million in suspense accounts and $263,000 in prepaid expenses.

Total deposits decreased $84.4 million, or 5.1%, to $1.6 billion at March 31, 2025 from $1.7 billion at December 31, 2024. The decrease in deposits was primarily due to decreases in certificates of deposit of $125.1 million, or 12.5%, and non-interest bearing deposits of $9.9 million, or 3.5%, partially offset by increases in NOW/money market accounts of $45.9 million, or 18.8%, and savings account balances of $3.3 million, or 2.4%. The decrease of $125.1 million in certificates of deposit consisted of a decrease in retail certificates of deposit of $76.0 million, or 14.8%, and a decrease in brokered certificates of deposit of $54.8 million, or 12.6%, partially offset by an increase in non-brokered listing services certificates of deposit of $5.7 million, or 17.0%.

The decrease in retail certificates of deposit was due to a shift in deposits to our retail high yield money market accounts. The decrease in brokered certificates of deposit was due to management’s strategy to reduce the cost of funds by “calling” higher rate brokered deposits on their call dates.

Advance payments by borrowers for taxes and insurance increased $680,000, or 42.0%, to $2.3 million at March 31, 2025 from $1.6 million at December 31, 2024 due primarily to accumulation of real estate tax payments from borrowers.

Lease liability – operating decreased $136,000, or 3.3%, to $4.0 million at March 31, 2025 from $4.1 million at December 31, 2024, primarily due to amortization.

Accounts payable and accrued expenses decreased $1.3 million, or 8.7%, to $13.3 million at March 31, 2025 from $14.5 million at December 31, 2024 due primarily to a decrease in accrued expense of $2.8 million, partially offset by increases in dividends payable and other payables of $806,000, suspense accounts for loan closings of $346,000, and deferred compensation of $167,000. The allowance for credit losses for off-balance sheet commitments increased $175,000, or 24.8%, to $879,000 at March 31, 2025 from $704,000 at December 31, 2024 due primarily to an increase of $101.4 million, or 18.0%, in off-balance sheet commitments.

Stockholders’ equity increased $8.9 million, or 2.8% to $327.2 million at March 31, 2025, from $318.3 million at December 31, 2024. The increase in stockholders’ equity was due to net income of $10.6 million for the quarter ended March 31, 2025, an increase of $302,000 in earned employee stock ownership plan shares coupled with a reduction of $217,000 in unearned employee stock ownership plan shares, and the amortization expense of $478,000 relating to restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, partially offset by dividends declared of $2.7 million and $13,000 in other comprehensive loss.

Results of Operations for the Three Months Ended March 31, 2025 and 2024

Net Interest Income

Net interest income was $24.3 million for the three months ended March 31, 2025, as compared to $25.0 million for the three months ended March 31, 2024. The decrease in net interest income of $722,000, or 2.9%, was primarily due to an increase in interest expense that exceeded an increase in interest income and a decrease in the yield on interest earning assets that exceeded a decrease in the cost of funds for interest bearing liabilities.

Total interest and dividend income increased $86,000, or 0.2%, to $38.2 million for the three months ended March 31, 2025 from $38.1 million for the three months ended March 31, 2024. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $159.9 million, or 9.2%, to $1.9 billion for the three months ended March 31, 2025 from $1.7 billion for the three months ended March 31, 2024, partially offset by a decrease in the yield on interest earning assets by 72 basis points from 8.77% for the three months ended March 31, 2024 to 8.05% for the three months ended March 31, 2025.

Interest expense increased $808,000, or 6.2%, to $13.9 million for the three months ended March 31, 2025 from $13.1 million for the three months ended March 31, 2024. The increase in interest expense was due to an increase in average interest bearing liabilities of  $149.7 million, or 12.2%, to $1.4 billion for the three months ended March 31, 2025 from $1.2 billion for the three months ended March 31, 2024, partially offset by a decrease in the cost of interest bearing liabilities by 24 basis points from 4.29% for the three months ended March 31, 2024 to 4.05% for the three months ended March 31, 2025.

Our net interest margin decreased 64 basis points, or 11.1%, to 5.11% for the three months ended March 31, 2025 compared to 5.75% for the three months ended March 31, 2024. The decrease in the net interest margin was due to a decrease in the yield on interest-earning assets that exceeded a decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded a credit loss expense of $237,000 for the three months ended March 31, 2025 compared to a credit loss expense reduction of $165,000 for the three months ended March 31, 2024. The credit loss expense of $237,000 for the three months ended March 31, 2025 was comprised of credit loss expense for loans of $62,000 and credit loss expense for off-balance sheet commitments of $175,000.

The credit loss expense for loans of $62,000 for the three months ended March 31, 2025 was primarily due to an increase in the multi-family loan portfolio. The credit loss expense for off-balance sheet commitments of $175,000 for the three months ended March 31, 2025 was primarily due to an increase in unfunded off-balance sheet commitments.

The credit loss expense reduction of $165,000 for the three months ended March 31, 2024 was comprised of a credit loss expense reduction for loans of $145,000, a credit loss expense reduction for held-to-maturity investment securities of $3,000, and a credit loss expense reduction for off-balance sheet commitments of $17,000. The credit loss expense reduction for loans of $145,000 for the three months ended March 31, 2024 was primarily attributed to favorable trend in the economy.

With respect to the allowance for credit losses for loans, we charged-off $117,000 during the three months ended March 31, 2025 as compared to charge-offs of $21,000 during the three months ended March 31, 2024. The charge-offs during both periods were against various unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $352,000 during the three months ended March 31, 2025 compared to no recoveries during the three months ended March 31, 2024. The recoveries of $352,000 during the three months ended March 31, 2025 comprised of recoveries of $350,000 regarding a previously charged-off non-residential mortgage loan and $2,000 from a previously charged-off unpaid overdraft on a demand deposit account.

Non-Interest Income

Non-interest income for the three months ended March 31, 2025 was $1.2 million compared to non-interest income of $554,000 for the three months ended March 31, 2024. The increase of $681,000, or 122.9%, in total non-interest income was primarily due to increases of $382,000 in unrealized gain/(loss) on equity securities, $278,000 in other loan fees and service charges, $11,000 in miscellaneous other non-interest income, and $10,000 in BOLI income.

The increase in unrealized gain/(loss) on equity securities was due to an unrealized gain of $300,000 on equity securities during the three months ended March 31, 2025 compared to an unrealized loss of $82,000 on equity securities during the three months ended March 31, 2024. The unrealized gain of $300,000 on equity securities during the three months ended March 31, 2025 was due to market interest rate volatility during the three months ended March 31, 2025.

The increase of $278,000 in other loan fees and service charges was due to an increase of $245,000 in other loan fees and loan servicing fees, an increase of $31,000 in ATM/debit card/ACH fees, and an increase of $2,000 in deposit account fees.

The increase in BOLI income of $10,000 was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $938,000, or 9.7%, to $10.6 million for the three months ended March 31, 2025 from $9.7 million for the three months ended March 31, 2024. The increase resulted primarily from increases of $582,000 in salaries and employee benefits, $221,000 in other operating expense, $98,000 in outside data processing expense, $40,000 in occupancy expense, $19,000 in real estate owned expense, and $14,000 in advertising expense, partially offset by a decrease of $36,000 in equipment expense.

Income Taxes

We recorded income tax expense of $4.1 million and $4.7 million for the three months ended March 31, 2025 and 2024, respectively. For the three months ended March 31, 2025, we had approximately $204,000 in tax exempt income, compared to approximately $195,000 in tax exempt income for the three months ended March 31, 2024. Our effective income tax rates were 27.8% for the three months ended March 31, 2025 compared to 29.0% for the three months ended March 31, 2024.

Asset Quality

Non-performing assets were $5.1 million at March 31, 2025 and December 31, 2024, respectively. These non-performing assets consisted of two foreclosed properties, with one foreclosed property totaling $4.4 million located in the Bronx, New York and one foreclosed property totaling $767,000 located in Pittsburgh, Pennsylvania.

Our ratio of non-performing assets to total assets remained low at 0.26% at March 31, 2025 as compared to 0.25% at December 31, 2024.

The Company’s allowance for credit losses related to loans was $5.1 million, or 0.30% of total loans as of March 31, 2025, compared to $4.8 million, or 0.27% of total loans as of December 31, 2024. Based on a review of the loans that were in the loan portfolio at March 31, 2025, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, at March 31, 2025, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $879,000 and the allowance for credit losses related to held-to-maturity debt securities totaled $126,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 16.92% as of March 31, 2025. At March 31, 2025, the Company had the ability to borrow $941.3 million from the Federal Reserve Bank of New York, $15.5 million from the Federal Home Loan Bank of New York, and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of March 31, 2025, the Bank had a tier 1 leverage capital ratio of 15.09% and a total risk-based capital ratio of 15.10%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission costs and Federal excise taxes. Of the total shares repurchased under this program, 957,275 of such shares were repurchased during 2023 at a total cost of $13.7 million, including commission costs and Federal excise taxes.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company will repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. As of March 31, 2025, the Company had repurchased 1,091,174 shares of common stock under its second repurchase program, at a cost of $17.2 million, including commission costs and Federal excise taxes.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation or recessionary conditions and their impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek

Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31,	December 31,
	2025	2024

	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$11,524	$13,700
Interest-bearing deposits	77,934	64,559
Total cash and cash equivalents	89,458	78,259
Certificates of deposit	100	100
Equity securities	23,294	21,994
Securities held-to-maturity ( net of allowance for credit losses of $126 and $126, respectively )	14,487	14,616
Loans receivable	1,725,664	1,812,647
Deferred loan fees, net	(63)	(49)
Allowance for credit losses	(5,127)	(4,830)
Net loans	1,720,474	1,807,768
Premises and equipment, net	24,889	24,805
Investments in restricted stock, at cost	397	397
Bank owned life insurance	25,905	25,738
Accrued interest receivable	12,432	13,481
Real estate owned	5,120	5,120
Property held for investment	1,361	1,370
Right of Use Assets – Operating	3,856	4,001
Right of Use Assets – Financing	346	347
Other assets	11,257	11,585
Total assets	$1,933,376	$2,009,581
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$278,694	$287,135
Interest bearing	1,307,321	1,383,240
Total deposits	1,586,015	1,670,375
Advance payments by borrowers for taxes and insurance	2,298	1,618
Lease Liability – Operating	3,972	4,108
Lease Liability – Financing	619	609
Accounts payable and accrued expenses	13,262	14,530
Total liabilities	1,606,166	1,691,240

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 14,023,376 shares and 14,016,254 shares outstanding, respectively	140	140
Additional paid-in capital	110,871	110,091
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(5,870)	(6,088)
Retained earnings	221,858	213,974
Accumulated other comprehensive gain	211	224
Total stockholders’ equity	327,210	318,341
Total liabilities and stockholders’ equity	$1,933,376	$2,009,581

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter Ended March 31,
	2025	2024

	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$36,882	$36,703
Interest-earning deposits	1,081	1,200
Securities	244	218
Total Interest Income	38,207	38,121
INTEREST EXPENSE:
Deposits	13,933	12,394
Borrowings	-	731
Financing lease	10	10
Total Interest Expense	13,943	13,135
Net Interest Income	24,264	24,986
Provision for (reversal of) credit loss	237	(165)
Net Interest Income after Provision for (Reversal of) Credit Loss	24,027	25,151
NON-INTEREST INCOME:
Other loan fees and service charges	740	462
Earnings on bank owned life insurance	167	157
Unrealized gain (loss) on equity securities	300	(82)
Other	28	17
Total Non-Interest Income	1,235	554
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,933	5,351
Occupancy expense	747	707
Equipment	217	253
Outside data processing	735	637
Advertising	102	88
Real estate owned expense	30	11
Other	2,855	2,634
Total Non-Interest Expenses	10,619	9,681
INCOME BEFORE PROVISION FOR INCOME TAXES	14,643	16,024
PROVISION FOR INCOME TAXES	4,076	4,650
NET INCOME	$10,567	$11,374

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended March 31,
	2025	2024

	(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.80	$0.87
Earnings per share - diluted	0.78	0.86
Weighted average shares outstanding - basic	13,192	13,118
Weighted average shares outstanding - diluted	13,560	13,191
Performance ratios/data:
Return on average total assets	2.12%	2.50%
Return on average shareholders' equity	12.98%	15.88%
Net interest income	$24,264	$24,986
Net interest margin	5.11%	5.75%
Efficiency ratio	41.64%	37.91%
Net charge-off ratio	(0.05)%	0.00%

Loan portfolio composition:	March 31, 2025	December 31, 2024
One-to-four family	$3,436	$3,472
Multi-family	253,018	206,606
Mixed-use	26,572	26,571
Total residential real estate	283,026	236,649
Non-residential real estate	29,198	29,446
Construction	1,287,225	1,426,167
Commercial and industrial	123,113	118,736
Consumer	3,102	1,649
Gross loans	1,725,664	1,812,647
Deferred loan fees, net	(63)	(49)
Total loans	$1,725,601	$1,812,598
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	-	-
OREO property	5,120	5,120
Total non-performing assets	$5,120	$5,120

Allowance for credit losses to total loans	0.30%	0.27%
Allowance for credit losses to non-performing loans	0.00%	0.00%
Non-performing loans to total loans	0.00%	0.00%
Non-performing assets to total assets	0.26%	0.25%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets	15.10%	13.92%
Common equity tier 1 capital to risk-weighted assets	14.79%	13.65%
Tier 1 capital to risk-weighted assets	14.79%	13.65%
Tier 1 leverage ratio	15.09%	14.44%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Quarter Ended March 31, 2025			Quarter Ended March 31, 2024
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield

	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,767,849	$36,882	8.35%	$1,612,343	$36,703	9.11%
Securities	36,751	235	2.56%	33,848	197	2.33%
Federal Home Loan Bank stock	397	9	9.07%	842	21	9.98%
Other interest-earning assets	93,476	1,081	4.63%	91,552	1,200	5.24%
Total interest-earning assets	1,898,473	38,207	8.05%	1,738,585	38,121	8.77%
Allowance for credit losses	(4,827)			(5,091)
Non-interest-earning assets	96,493			88,859
Total assets	$1,990,139			$1,822,353

Interest-bearing demand deposit	$274,630	$2,445	3.56%	$171,483	$1,817	4.24%
Savings and club accounts	138,903	730	2.10%	182,771	1,202	2.63%
Certificates of deposit	962,084	10,758	4.47%	810,586	9,375	4.63%
Total interest-bearing deposits	1,375,617	13,933	4.05%	1,164,840	12,394	4.26%
Borrowed money	-	10	0.00%	61,092	741	4.85%
Total interest-bearing liabilities	1,375,617	13,943	4.05%	1,225,932	13,135	4.29%
Non-interest-bearing demand deposit	270,874			291,909
Other non-interest-bearing liabilities	18,086			18,090
Total liabilities	1,664,577			1,535,931
Equity	325,562			286,422
Total liabilities and equity	$1,990,139			$1,822,353

Net interest income / interest spread		$24,264	4.00%		$24,986	4.48%
Net interest rate margin			5.11%			5.75%
Net interest earning assets	$522,856			$512,653
Average interest-earning assets
to interest-bearing liabilities	138.01%			141.82%